Exhibit 99.1

TITAN EXECUTES AGREEMENT FOR ACQUISITION BY MOLTENI OF
PROBUPHINE® IN EUROPE AND OTHER SELECT TERRITORIES

Molteni makes upfront payment of approximately $2.4 million and an indirect strategic investment through the purchase of $2.4 million of Horizon's debt

SOUTH SAN FRANCISCO, CA – March 21, 2018 – Titan Pharmaceuticals, Inc. (NASDAQ: TTNP) announced today that it has entered into a definitive asset purchase, supply and support agreement with L. Molteni & C. dei F.lli Alitti Società di Esercizio S.p.A. through which Molteni has acquired the European intellectual property related to Probuphine, including the Marketing Authorization Application (MAA) under review by the European Medicines Agency (EMA), and will have the exclusive right to commercialize the Titan supplied Probuphine product in Europe, as well as certain countries of the Commonwealth of Independent States, the Middle East and North Africa (the “Molteni Territory”).

Titan received an initial payment of €2.0 million (approx. $2.4 million) for the purchased assets and will receive potential additional payments totaling up to €4.5 million (approx. $5.5 million) upon the achievement of certain regulatory and product label milestones. Additionally, Titan is entitled to receive earn-out payments for up to 15 years on net sales of Probuphine in the Molteni Territory ranging in percentage from the low-teens to the mid-twenties. The agreement supersedes the previously executed term sheet that contemplated a license arrangement with respect to the intellectual property Titan has sold to Molteni.

As part of the transaction, Molteni also made an indirect strategic investment in Titan by purchasing $2.4 million of the outstanding $4.0 million principal balance owed under Titan’s July 2017 loan agreement with Horizon Technology Finance Corporation. In connection with an amendment and restatement of the loan agreement, Molteni was appointed collateral agent and assumed majority and administrative control of the debt and the interest only payment and forbearance periods were extended to December 31, 2019. Upon meeting certain conditions, including repayment of the remaining principal amount of $1.6 million to Horizon, the amended and restated loan agreement also includes provisions for conversion of Molteni’s $2.4 million portion of the debt into shares of Titan’s common stock at a conversion price of $1.20 per share, representing a premium of approximately 17% to the average closing price of Titan’s common stock for the last five trading days ended March 20, 2018.

In connection with this transaction, Titan issued to Molteni and Horizon warrants to purchase an aggregate of 580,000 shares of Titan’s common stock at a per share exercise price of $1.20.

“We are pleased to form this important partnership with Molteni, a company with a strong track record of success launching and commercializing innovative pain and addiction pharmaceutical products in Europe, that also shares our enthusiasm about the prospects for Probuphine,” said Titan President and CEO, Sunil Bhonsle. “In addition to providing an opportunity to expand the commercialization of Probuphine beyond the United States, the additional financial resources and flexibility provided by this transaction enables us to evaluate options to further strengthen our balance sheet, position Probuphine for commercial success in the U.S., and work to advance our pipeline of other ProNeura™-based product candidates.”

Molteni President, Giovanni Seghi, commented, “There has been close collaboration between the two companies as we plan the process of preparing for the potential European launch of Probuphine, including our interactions last year with European regulators and our more recent efforts to address their preliminary questions on the MAA. We remain confident that Probuphine has the potential to become a new paradigm for the treatment of opioid addiction in Europe, the second largest market for buprenorphine-based products in the world.”

In connection with the asset purchase and amended loan agreements, Titan has granted Molteni board designee and observer rights.

“Our interactions with Molteni management over the past several months have clearly demonstrated their strong commitment to Probuphine and Titan,” said Titan Executive Chairman, Dr. Marc Rubin. “We know that Molteni shares our vision for Probuphine and we are looking forward to a strong and successful partnership.”

About Molteni

Founded in Florence in 1892, Molteni is a privately-held specialty pharmaceutical company developing, manufacturing and marketing pharmacological treatments for addictions and moderate to severe pain. Molteni is a leader in the field of drug dependence. Molteni operates both directly and through its network of specialized partners in more than 30 countries and it is a preferred and qualified partner of International Organizations and Non-Governmental Organizations such as UNICEF, UNDP, IDA Foundation and Global Fund. For more information, please visit www.moltenifarma.it.

About Titan Pharmaceuticals

Titan Pharmaceuticals, Inc. (NASDAQ:TTNP), based in South San Francisco, CA, is developing proprietary therapeutics primarily for the treatment of select chronic diseases. The company's lead product is Probuphine®, a novel and long-acting formulation of buprenorphine for the long-term maintenance treatment of opioid dependence. Probuphine employs Titan's proprietary drug delivery system ProNeura™, which is capable of delivering sustained, consistent levels of medication for three months or longer. Approved by the U.S. Food and Drug Administration in May 2016, Probuphine is the first and only commercialized treatment of opioid dependence to provide continuous, around-the-clock blood levels of buprenorphine for six months following a single procedure. The ProNeura technology has the potential to be used in developing products for treating other chronic conditions such as Parkinson's disease and hypothyroidism, where maintaining consistent, around-the-clock blood levels of medication may benefit the patient and improve medical outcomes. For more information about Titan, please visit www.titanpharm.com.

Forward-Looking Statements

This press release may contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, but are not limited to, any statements relating to our product development programs and any other statements that are not historical facts. Such statements involve risks and uncertainties that could negatively affect our business, operating results, financial condition and stock price. Factors that could cause actual results to differ materially from management's current expectations include those risks and uncertainties relating to the commercialization of Probuphine, the regulatory approval process, the development, testing, production and marketing of our drug candidates, patent and intellectual property matters and strategic agreements and relationships.  We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations or any changes in events, conditions or circumstances on which any such statement is based, except as required by law.

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CONTACTS:

Sunil Bhonsle,

President & CEO

(650) 244-4990

Stephen Kilmer

Investor Relations

(650) 989-2215

skilmer@titanpharm.com